Exhibit 99.1

NEWS RELEASE

6385 Old Shady Oak Road
Eden Prairie, Minnesota 55344 USA
952-443-2500

CONTACTS:	For Immediate Release

Anthony J. Fant, CEO Donald R. Reynolds, President/COO Steve E. Tondera, CFO

HEI, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2002 RESULTS

REPORTS THIRD QUARTER PROFIT

MINNEAPOLIS, June 20, 2002 — HEI, Inc. (Nasdaq: HEII, www.heii.com) today announced financial results for its third quarter ended June 1, 2002. Net sales for the third quarter were $8,500,000 as compared to $10,331,000 for the third quarter of the previous year, and up 9% from second quarter net sales of $7,795,000. Net income for the third quarter was $115,000, or 2 cents per share fully diluted, compared to a net loss of $652,000, or 13 cents per share fully diluted for the same period a year ago, and a net loss of $310,000 or 5 cents per share fully diluted for second quarter.

“In the third quarter HEI returned to profitability earning 2 cents per share, which is consistent with our previous guidance. We had a higher value mix of products, improved yields, and strong expense controls as shown by overhead and operating expense reductions,” said Don Reynolds, President and Chief Operating Officer of HEI, Inc. “Third quarter gross margins increased to 25% as compared to 16% for the third quarter of the previous year, and 20% for the second quarter of this year,” added Mr. Reynolds.

“Based on bookings early in the quarter, it looks as though fourth quarter sales may be down slightly from the third quarter and similar to the fourth quarter of the previous year. We continue to see new program wins in the medical and hearing markets, and anticipate sales growth in these markets as we move into fiscal year 2003,” said Anthony Fant, Chairman and Chief Executive Officer of HEI, Inc. “Our new products and the proprietary technology we’ve invested in over the past year continue to gain acceptance in the broadband fiber-optic and wireless communications markets. We are confident that HEI is positioned to deliver products to the leaders in these industries as growth in the telecommunications markets return. Our goal is to remain profitable as we continue to bring new products to each of our focus markets,” Mr. Fant added.

HEI, Inc. specializes in the design and manufacture of high performance, ultraminiature microelectronic devices and high-technology products incorporating those devices. HEI contributes to its customers’ competitiveness in the hearing, medical, communications, wireless and contact smart cards, other RF applications, and industrial markets through innovative design solutions and by the application of state-of-the art materials, processes and manufacturing capabilities.

Corporate Headquarters Microelectronics Division High Density Interconnect Division RF Identification and Smart Card Division	6385 Old Shady Oak Road, Suite 280, Eden Prairie, MN 55344 PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386 610 South Rockford Drive, Tempe, AZ 85281 1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets, and the estimated HEI revenue and profit growth and growth rates, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

HEI, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	June 1, 2002	August 31, 2001

Assets

Current assets:

Cash and cash equivalents	$3,475	$4,393

Accounts receivable, net	4,105	4,617

Inventories	3,965	4,284

Other current assets	1,269	635

Total current assets	12,814	13,929

Property and equipment:

Land	216	216

Building and improvements	4,315	4,316

Fixtures and equipment	20,784	18,810

Accumulated depreciation	(13,705)	(11,714)

Net property and equipment	11,610	11,628

Other long-term assets	2,049	1,971

Total assets	$26,473	$27,528

Liabilities and Shareholders’ Equity

Current liabilities:

Revolving line of credit	$1,755	$10

Current maturities of long-term debt	1,441	1,441

Accounts payable	1,752	1,912

Accrued employee related costs	623	839

Accrued liabilities	847	934

Total current liabilities	6,418	5,136

Long-term liabilities, less current maturities	2,659	3,972

Shareholders’ equity:

Undesignated stock; 5,000 shares authorized; none issued	—	—

Common stock, $.05 par; 10,000 shares authorized; 6,010 and 5,956 shares issued and outstanding	301	298

Paid-in capital	16,572	16,310

Retained earnings	1,789	3,078

Notes receivable	(1,266)	(1,266)

Total shareholders’ equity	17,396	18,420

Total liabilities and shareholders’ equity	$26,473	$27,528

HEI, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 1, 2002	June 2, 2001	June 1, 2002	June 2, 2001

Net sales	$8,500	$10,331	$22,424	$36,936

Cost of sales	6,346	8,663	18,346	30,242

Gross profit	2,154	1,668	4,078	6,694

Operating expenses:

Selling, general and administrative	1,369	1,434	3,976	4,527

Research, development and engineering	579	696	1,945	1,830

Unusual charges	—	425	—	1,693

Operating income (loss)	206	(887)	(1,843)	(1,356)

Other expense, net	(27)	(106)	(109)	(670)

Operating income (loss) before income taxes	179	(993)	(1,952)	(2,026)

Income tax (expense) benefit	(64)	341	663	691

Net income (loss)	115	(652)	(1,289)	(1,335)

Net income (loss) per common share:

Basic	$0.02	($0.13)	($0.22)	($0.28)

Diluted	$0.02	($0.13)	($0.21)	($0.28)

Weighted average common shares outstanding:

Basic	5,999	4,930	5,985	4,831

Diluted	6,032	4,930	6,016	4,831

HEI, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended
	June 1, 2002	June 2, 2001

Cash flow provided by operating activities:

Net loss	($1,289)	($1,335)

Equity in net loss from MSC	—	31

Depreciation and amortization	2,155	2,213

Accounts receivable allowance	—	1,230

Deferred income tax benefit	(395)	(615)

Other	97	—

Non-cash expenses for CMED transaction	—	161

Loss on disposal of property and equipment	—	63

Changes in operating assets and liabilities:

Accounts receivable	512	(266)

Inventories	319	18

Income taxes	—	(86)

Other current assets	(326)	(72)

Accounts payable	(160)	2,050

Accrued employee related costs and accrued liabilities	(216)	121

Net cash flow provided by operating activities	697	3,513

Cash flow from investing activities:

Additions to property and equipment	(2,200)	(2,995)

Decrease in restricted cash	—	86

Additions to patents	(87)	(55)

Other long term prepaid assets	—	(500)

Net cash flow used for investing activities	(2,287)	(3,464)

Cash flow from financing activities:

Issuance of common stock and other	265	68

Increase in deferred financing fees	(25)	(33)

Net issuances (repayments) of long-term debt	(1,313)	547

Borrowings on (repayments of) revolving line of credit	1,745	(1,064)

Net cash flow provided by (used for) financing activities	672	(482)

Net decrease in cash and cash equivalents	(918)	(434)

Cash and cash equivalents, beginning of period	4,393	484

Cash and cash equivalents, end of period	$3,475	$50

Supplemental disclosures of cash flow information:

Interest paid	$262	$250

Income taxes paid	—	14